Exhibit 99.1

Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces Third Quarter Fiscal Year 2009 Financial Results

Mission Viejo, California, July 31, 2009 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today financial results for the three months ended June 30, 2009.  The Company reported a net loss of $426,000, or $0.01 per share, compared to a loss of $580,000, or $0.02 per share, for the three months ended June 30, 2008, a decrease of 27%.

During the nine months ended June 30, 2009, the Company reported a net loss of $1,550,000, or $0.05 per share, compared to a loss of $1,918,000, or $0.06 per share, for the nine months ended June 30, 2008, a decrease of 19%.

“The third quarter was a very exciting quarter for us; not only did our financial results continue to improve, but AEOL 10150 was chosen by the NIH/NIAID for evaluation in their MCART (Medical Countermeasures Against Radiological Threats) program for the treatment of Acute Radiation Syndrome.  The decrease in our expenses occurred during a time in which we had active studies ongoing in seven separate treatment areas, demonstrating the capital efficiency of our strategy to partner with the government and academia to efficiently develop our compounds,” stated John L. McManus, President and Chief Executive Officer.  “During the remainder of 2009, we expect to report the results from these studies and to initiate additional studies including non-human primate studies for acute radiation syndrome in the lungs and GI tract, as well as follow on studies for mustard gas and chlorine gas exposure.”

Research and development expenses were lower in the third quarter of fiscal year 2009 when compared to the third quarter of fiscal year 2008 as a result of a decline in research expenses.   While the Company’s research activities have increased, most of the research underway is being funded by government grants whereas during the prior year quarter, the Company was funding the majority of the research activities.  The Company currently has seven studies under way; the study of its drug candidates as a potential countermeasure against the effects of mustard gas on the lung and skin, as a countermeasure against the effects of radiation on the lungs and the gastro-intestinal tract, as a countermeasure against the effects of chlorine gas; for the potential treatment for epilepsy and for the potential treatment of Parkinson’s disease.

General and administrative expenses decreased in the third quarter of fiscal year 2009 compared to the third quarter of fiscal year 2008 as a result of a decline in Board of Directors expense and legal fees.  Board of Directors expense decreased as the Board of Directors adopted a stock option based compensation plan in July 2008 whereas during the quarter ended June 30, 2008, the Board of Directors received cash and stock option based compensation.  Legal fees declined due to management’s continued efforts to reduce costs by performing regulatory and compliance activities in-house when possible.

As of June 30, 2009, the Company had $1,179,000 in cash and cash equivalents and 37,467,855 common shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue
Grant income	$-	$-	$-	$-

Costs and expenses:
Research and development	130	210	469	732
General and administrative	315	360	903	1,138
Total costs and expenses	445	570	1,372	1,870

Loss from operations	(445)	(570)	(1,372)	(1,870)
Interest income (expense), net	(114)	(10)	(322)	1
Other (expense) income, net	133	-	144	(49)

Net loss	$(426)	$(580)	$(1,550)	$(1,918)

Net loss per weighted share attributable to common stockholders:
Basic and diluted	$(0.01)	$(0.02)	$(0.05)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	37,468	31,952	33,865	31,952

Selected Balance Items:
(in thousands)

	June 30, 2009	September 30, 2008

Cash and cash equivalents	$1,179	$399
Total assets	$1,333	$1,120
Stockholders’ equity (deficit)	$(535)	$(1,037)